News Release

Trustmark Corporation Announces Closing of Common Stock Offering

JACKSON, Miss. – December 7, 2009 – Trustmark Corporation (NASDAQ: TRMK) today announced the closing of its public offering of 6,216,216 shares of its common stock, including 810,810 shares issued pursuant to the exercise of the underwriters’ over-allotment option, at a price of $18.50 per share. Trustmark received net proceeds of approximately $109.3 million after deducting underwriting discounts, commissions and estimated offering expenses.

Richard G. Hickson, Chairman and CEO, stated, “We are extremely pleased with the reception in the marketplace of this follow-on offering of common stock.  The results of this offering provide Trustmark additional flexibility and enhance our competitive position.”

The offering was made solely by means of a prospectus, and a final prospectus has been filed with the Securities and Exchange Commission.  This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

UBS Securities LLC and J.P. Morgan Securities Inc. acted as the joint-bookrunning managers of the offering and Keefe, Bruyette & Woods, Inc. and Sandler O’Neill + Partners, L.P. acted as co-managers.  A copy of the final prospectus relating to the offering may be obtained from UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, New York 10171, or by calling 1-(888) 827-7275, or from J.P. Morgan Securities Inc., Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-(866) 803-9204.

About Trustmark

Trustmark Corporation is a financial services company providing banking and financial solutions through over 150 offices and 2,600 associates in Florida, Mississippi, Tennessee and Texas.

Trustmark Contacts:
Investors:
Louis E. Greer
Treasurer and Principal Financial Officer
601-208-2310

F. Joseph Rein, Jr.
Senior Vice President
601-208-6898

Media:
Melanie A. Morgan
Senior Vice President
601-208-2979